Exhibit 99.1

NASDAQ: FIZZz For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

ANNOUNCES SPECIAL DIVIDEND

FOR FIZZ SHAREHOLDERS

FORT LAUDERDALE, FL, November 18, 2016 . . . National Beverage Corp. (NASDAQ: FIZZ) today stated that with revenues and cash flow growing exponentially, its Board of Directors has considered a range of options to maximize shareholder returns.

As a first step in this program, the Company has declared a cash dividend of $1.50 per share to shareholders of record on November 28, 2016. Payment date for this distribution shall be on or before January 27, 2017. Further, the Board has approved in concept an additional cash dividend, in an amount to be determined, to holders of record prior to the end of the current fiscal year. In addition to the cash dividends, the Company plans to develop a program to increase distribution to shareholders based on the length of time they have owned their shares – one could describe this as a loyalty program.

“An optimistic feeling embraces the payment of this cash dividend,” stated Nick A. Caporella, Chairman and Chief Executive Officer. “It represents seven cash dividends totaling $10.16 per share over the past twelve years (76% of total earnings distributed to shareholders), while significantly growing our business and keeping a willful eye on our strong balance sheet.”

“Our Company has experienced excellent operating results and cash flow. Its expanding distribution and per capita consumption growth are profoundly outperforming previously established industry standards. Health-conscious consumers are speaking out evermore boldly and retailers are listening evermore intently . . . as consumers enthusiastically demand LaCroix and our newly-introduced Shasta SDA (soft drink alternative) sparkling water,” continued Caporella.

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National Beverage Corp.

“The Company’s excellent performance, its strong balance sheet and innocent, healthy brands will allow the Board future dividend options. Certainly, the loyalty program previously mentioned should set a strong precedent for all public companies in the future. We dramatically contrast our long-term, loyal shareholders and their devoted commitment with the short-term traders and short sellers who we believe seek to reduce the long-term shareholders’ value we have created and continue to create,” concluded Caporella.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.